ATTACHMENT A

(1) Includes (a) 2,893,799 shares of Series C Preferred Stock of the issuer (the "Series C Shares") held by Credit Suisse First Boston Equity Partners, L.P. ("CSFB-EP"); (b) 808,891 Series C Shares held by Credit Suisse First Boston Equity Partners (Bermuda), L.P. ("CSFB Bermuda");
         (c) 288,000 Series C Shares held by EMA Private Equity Fund 2000, L.P. ("EMA Private"); (d) 217,263 Series C Shares held by EMA Partners Fund 2000, L.P. ("EMA Partners"); and (e) 2,574 Series C Shares held by Credit Suisse First Boston U.S. Executive Advisors, L.P. ("CSFB U.S.", and together with CSFB-EP, CSFB Bermuda, EMA Private and EMA Partners, the "CSFB Funds").

(2) Includes (a) 1,561,993 shares of Series E Preferred Stock of the issuer (the "Series E Shares") held by CSFB-EP; (b) 436,617 Series E Shares held by CSFB Bermuda; and (c) 1,390 Series E Shares held by CSFB U.S.

(3) In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 3 is being filed by Credit Suisse First Boston (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

         The CSFB Funds are the holders of the Series C Shares and Series E Shares and the underlying common stock of the Company. The principal business office of each of the CSFB Funds is 11 Madison Avenue, New York, New York 10010.

         Pursuant to investment advisory agreements with CSFB-EP, CSFB Bermuda and CSFB U.S., Credit Suisse First Boston Advisory Partners, LLC, a Delaware limited partnership ("CSFB Advisory"), makes all investment decisions for these three CSFB Funds, including the decision to buy, sell or hold securities which

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         comprise the assets of each of these entities. In addition, EMA
         Partners and EMA Private must invest in and dispose of its portfolio securities pro rata simultaneously with CSFB-EP pursuant to EMA Partners' and EMA Private's limited partnership agreements. Thus, CSFB Advisory may be deemed to be the beneficial owner of the Series C Shares and the Series E Shares and the underlying common stock owned by the CSFB Funds.

         CSFB Advisory is a wholly-owned subsidiary of the Bank. The investment committee of CSFB Advisory that oversees the investment decisions made for the CSFB Funds includes the employees of the Private Equity Division ("Private Equity Division") of the CSFB business unit. The Private Equity Division reports directly to a board of directors of CSFB LP Holding ("CSFBLP"), a wholly- owned subsidiary of Credit Suisse Group ("CSG"). Such board of directors is comprised in part of executive officers of CSG; both CSG and CSFBLP are corporations formed under the laws of Switzerland.

         The ultimate parent company of the Bank is CSG. CSG is a global financial services company with two distinct business units. In addition to the CSFB business unit, CSG is comprised of the Credit Suisse Financial Services business unit (the "Credit Suisse Financial Services business unit"), which offers investment products, private banking and financial advisory services, including insurance and pension solutions, for private and corporate clients in Europe and other markets around the world. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

         CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management and the Credit Suisse Financial Services business unit) may beneficially own shares of the securities of the issuer to which this form relates (the "Shares"), and such Shares are not reported in this form. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management and the Credit Suisse Financial Services business unit disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, Asset Management and the Credit Suisse Financial Services business unit.

         Hemisphere Private Equity Partners, Ltd., a Bermuda company ("Hemisphere"), is the general partner of each of CSFB-EP, CSFB Bermuda and CSFB U.S. and, other than the investment activities for which CSFB Advisory is responsible, manages and controls the affairs of these three funds. Hemisphere is engaged in the business of acting as general partner to collective investment vehicles organized as limited partnerships. Hemisphere is controlled by Hemisphere Private Equity Partners Charitable Trust, a Bermuda trust ("Hemisphere Trust"), created for the purpose of acting as beneficial owner of Hemisphere. The

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         Hemisphere Trust Company Limited is the trustee of Hemisphere Trust and is an indirect, wholly-owned subsidiary of Mutual Risk Management Ltd, a Bermuda company limited by shares. Mutual Risk Management Ltd. is an international risk management company and, to the extent it controls Hemisphere in its capacity as trustee of Hemisphere Trust, is the ultimate parent company of Hemisphere.